NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

JOHN HOFMEISTER ELECTED TO LUFKIN INDUSTRIES’
BOARD OF DIRECTORS

LUFKIN, Texas, January 4, 2010 – Lufkin Industries, Inc. (NASDAQ: LUFK) announced today that John Hofmeister of Houston has been elected to its Board of Directors.
Hofmeister is a former president and U.S. country chair for Shell Oil Company U.S. and a former human resources group director for Royal Dutch/Shell Group in The Hague. Previously he held various marketing, business development and human resources management positions with Allied Signal (now Honeywell) in Hong Kong and Paris, Northern Telecom (now Nortel) and General Electric. He is founder and current chief executive officer of Citizens for Affordable Energy Inc., a Washington D.C. based not-for-profit organization.   Hofmeister also serves as an independent director on the board of U.K.-based Hunting Plc.
“John is an accomplished executive who has participated in the inner workings of a number of different industries – including the oil and gas industry – for over 35 years,” said John F. “Jay” Glick, Lufkin’s president and chief executive officer.  “He brings to our board valuable hands-on experience in operations, strategy and organizational effectiveness, as we continue to grow our company and expand and diversify our range of products and services.
“In addition, the international experience he brings in business development, planning and commercial negotiations in Europe, Asia and Latin America will be very helpful as we continue to expand the geographic reach of Lufkin Industries,” Glick said.
Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.
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